Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
6D GLOBAL TECHNOLOGIES, INC.

6D GLOBAL TECHNOLOGIES, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.           The Certificate of Incorporation of the Corporation is hereby amended by deleting Article V thereof in its entirety and inserting the following in lieu thereof:

“ARTICLE V

(a)
Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire board of directors shall be not less than three (3) nor more than twelve (12), with the then-authorized number of directors being fixed from time to time by the board of directors.

(b)
Vacancies in the board of directors and newly created directorships resulting from any increase in the authorized number of directors may only be filled by a majority of the remaining directors in office or by a sole remaining director.

(c)
In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

(d)	The name and the mailing address of the incorporator is as follows: Name Mailing Address Tejune Kang 17 State Street, Suite 2550, New York, NY 10004

2. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article X thereof in its entirety and inserting the following in lieu thereof:

“ARTICLE X

Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any class or series of Preferred Stock., no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing or by electronic transmission without a meeting to the taking of any action is specifically denied.

3. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, 6D GLOBAL TECHNOLOGIES, INC. has caused this Certificate to be executed by its duly authorized officer on this 4th day of June, 2015.

6D GLOBAL TECHNOLOGIES, INC.

By:      /s/ Tejune Kang
Name: Tejune Kang
Title:   Chairman and CEO